Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports
Second Quarter 2016 Results

VERNAL, UT, August 12, 2016 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the second quarter ended June 30, 2016.

Troy Meier, Chairman and CEO of Superior Drilling Products, commented, “While these have been challenging times in the oilfield services industry, we believe that we are advantaged by our technologies that directly address the absolute necessity for oil and gas operators to lower their cost of production. In fact, our tools are especially relevant in this market and the value of our tools are substantiated by the partnerships we have established with well-known suppliers to the industry, the increasing number of rigs on which our Drill-N-Ream® well bore conditioning system is operating and the step-change in drilling performance our tools deliver in the field. Although the second quarter was tough, we are beginning to see positive results with our expanded market channel strategy and modestly improving conditions in the industry.”

Mr. Meier concluded, “We remain excited about our future and our tool offerings. The adoption rate of the Drill-N-Ream has accelerated and we believe it is becoming a standard operating requirement for a major operator in the Permian Basin. Also, our Strider™ Oscillation System has been redesigned to address a larger variety of drilling conditions such as the Permian Basin. In addition to expanding our market reach, we are concentrating on increasing productivity in development and manufacturing processes, supporting our channel partners and creating new, innovative technologies.”

Second Quarter 2016 Financial Summary
($ in thousands, except per share amounts)

	Q2 2016	Q2 2015	Change	% Change
Revenue	$1,114	$2,881	(1,767)	(61.3)%
Operating loss	(2,956)	(1,654)	(1,302)	(78.7)%
Operating margin	(265)%	(57)%
Net loss	(3,056)	(2,236)	(820)	(36.7)%
Diluted loss per share	$(0.18)	$(0.13)	$(0.05)	(36.6)%

Second Quarter 2016 Overview (Narrative compares with prior year period unless otherwise noted)

The decline in revenue for the period was the result of measurably lower activity levels in the North American oilfield industry compared with the prior-year period. The Bakken formation was especially hard hit because of the higher cost of production in that region. It was subject to a 69% decline in rig count in the quarter. SDP has a concentration of customers based in the Bakken and the Company’s largest customer in the region cut their activity by 71%. The impact of this industry-wide decline was mitigated by the Company’s strategic shift to using established oilfield service companies and distributors as broader channels to market for its products. With this expanded market reach, we believe the Company has greater opportunity for its tools to be used in all operating basins.

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Superior Drilling Products, Inc. Reports Second Quarter 2016 Results
August 12, 2016

Tool revenue from the sale, rental and repair of the Company’s drilling tools was $891 thousand, down $887 thousand compared with the 2015 second quarter, and down from $954 thousand in the trailing first quarter of 2016.

The Company’s manufacturing and PDC drill bit refurbishing business for its exclusive customer was down to $223 thousand, compared with $1.10 million in the prior-year period. SDP provides its refurbishment services to this customer for primarily the Rocky Mountain region which includes the hard-hit Bakken formation. When compared with the trailing first quarter, manufacturing and refurbishing revenue was down $267 thousand.

The Company recorded a net gain on sale of assets of $105 thousand, which included $72 thousand from the sale of used, but functional, Drill-N-Ream tools to its largest distributor.

Non-GAAP adjusted net loss was $2.12 million, or $0.12 per diluted share, in the 2016 quarter, compared with a $1.59 million loss, or $0.09 per share, in the prior-year period. Strong cost discipline and cost cutting measures helped to contain net loss. See attached tables for a reconciliation of GAAP net loss to adjusted net loss.

Second Quarter 2016 Operational Review
($ in thousands)

	Q2 2016	Q2 2015	Change	% Change
Cost of revenue	$1,332	$1,585	(253)	(16.0)%
As a percent of sales	120%	55%
Selling, general & administrative	$1,539	$1,781	(242)	(13.6)%
As a percent of sales	138%	62%
Depreciation & amortization	$1,200	$1,170	30	2.6%

Lower cost of revenue was the result of cost cutting measures and lower volume. The Company also recorded a $362 thousand asset impairment charge for its fleet of brine-limited Strider tools which the Company has elected to no longer manufacture and rent.

Troy Meier noted, “We believe our new Strider tool designs better address the needs of our customers because these tools operate in multiple drilling fluid applications including brine and silica sands. Also, the newer design simplifies our tool inventory and manufacturing processes while reducing the potential for application error.”

The increase in cost of revenue as a percent of sales was due to lower volume and reduced absorption of fixed costs.

Selling, general and administrative expense, including research and engineering (SG&A) was down from the prior-year period due to reductions in staffing and cost discipline. The Company continues to maintain operational staffing at a level necessary to meet expected demand resulting from new channel partner agreements. Compared with the trailing first quarter, SG&A increased $248 thousand from higher professional fees and services, as well as investments in research and engineering for tool development.

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Superior Drilling Products, Inc. Reports Second Quarter 2016 Results
August 12, 2016

Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization and non-cash stock compensation expense, was a loss of $1.15 million. The loss was greater than both the prior-year and trailing periods as a result of lower revenue. The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net income to adjusted EBITDA.

First Half 2016 Review (Narrative compares with prior-year period unless otherwise noted)
($ in thousands, except per share amounts)

	1H 2016	1H 2015	Change
Revenue	$2,559	$6,956	(4,397)
Cost of revenue	2,353	3,504	(1,151)
As % of revenue	92%	50%
Selling, general & administrative	2,829	3,840	(1,011)
As % of revenue	111%	55%
Depreciation & amortization	2,435	2,319	116
Total operating expenses	7,617	9,663	(2,047)
Operating loss	(5,057)	(2,707)	(2,350)
Operating margin	(198)%	(39)%
Net loss	(5,299)	(3,279)	(2,020)
Diluted loss per share	$(0.30)	$(0.19)	(0.11)

The decline in revenue in the first half of 2016 was a direct result of the severe downturn in oilfield activity. The asset impairment and inventory reduction previously noted in the quarter also impacted the first half. Cost cutting measures resulted in significant reductions in cost of revenue and SG&A.

Adjusted EBITDA for the first half of 2016 was a $1.70 million loss, compared with a
$154 thousand loss in the first half of 2015. The Company believes that when used in conjunction with measures prepared in accordance with GAAP, adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net income to adjusted EBITDA.

Balance Sheet and Liquidity

Property, plant and equipment, net, declined $1.23 million from the end of 2015 as a result of ongoing depreciation, the used tool sales and the asset impairment charge.

Cash and equivalents was $212 thousand at June 30, 2016. Total debt at the end of the second quarter was $20.06 million, down slightly from $20.25 million at March 31, 2016.

The Company previously announced on August 11, 2016, the amendment to the seller note associated with the May 2014 acquisition of Hard Rock Solutions, LLC, which included the payment of $1.0 million in principal with common stock. The Company also previously announced on August 11, 2016, that it had entered into a $1.0 million privately-placed bridge loan.

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Superior Drilling Products, Inc. Reports Second Quarter 2016 Results
August 12, 2016

During the second quarter, SDP held capital expenditures to $26 thousand as part of its cash management efforts. The Company anticipates capital expenditures will be approximately $180 thousand in the second half of 2016. The capital will be used primarily for Strider tool production.

Webcast and Conference Call
The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the operating results for its second quarter 2016. The discussion will be accompanied by a slide presentation that can be found on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored on Superior Drilling Products’ website at www.sdpi.com/events. To listen to the archived call, dial (858) 384-5517 and enter replay number 13640548. A telephonic replay will be available from 1:00 pm MT (3:00 pm ET) on the day of the call through Friday, August 19, 2016. A transcript of the call will be available for download from the SDP website once available.

About Superior Drilling Products, Inc.
Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs, sells and rents drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patent-pending StriderTM Drill String Oscillation System. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while operating an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies, oilfield services companies and rental tool companies.

Additional information about the Company can be found at its website: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the safe harbor provisions, 15 U.S.C. § 78u-5, of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan", and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s future operating results and cash flow, scheduled, budgeted and other future capital expenditures, working capital requirements, the availability of expected sources of liquidity, the introduction to the market of the Company’s future products, the market for the Company’s future products, The Company’s ability to develop new applications for its technologies, the exploration, development and production activities of the Company’s customers, compliance with present and future environmental regulations and costs associated with environmentally related penalties, capital expenditures, remedial actions and proceedings, effects of pending legal proceedings, changes in customers’ future product and service requirements that may not be cost effective or within the Company’s capabilities, and future operations, financial results, business plans and cash needs. These statements reflect the current beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the volatility of oil and natural gas prices, the cyclical nature of the oil and gas industry, availability of financing, flexibility in restructuring existing debt and access to capital markets, consolidation within our customers’ industries, competitive products and pricing pressures, our reliance on significant customers, specifically, Baker Hughes, our limited operating history, fluctuations in our operating results, our dependence on key personnel, costs of raw materials, our dependence on third party suppliers, unforeseen risks in our manufacturing processes, the need for skilled workers, our ability to successfully manage our growth strategy, unanticipated risks associated with, and our ability to integrate, acquisitions, current and potential governmental regulatory actions in the United States and regulatory actions and political unrest in other countries, terrorist threats or acts, war and civil disturbances, our ability to protect our intellectual property, impact of environmental matters, including future environmental regulations, implementing and complying with safety policies, breaches of security in our information systems, related party transactions with our founders, and risks associated with our common stock. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by the Company in this news release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Superior Drilling Products, Inc. Reports Second Quarter 2016 Results
August 12, 2016

For more information, contact investor relations:
Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com

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Superior Drilling Products, Inc. Reports Second Quarter 2016 Results
August 12, 2016

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2016	2015	2016	2015

Revenue	$1,114,469	$2,881,372	$2,559,095	$6,955,990

Operating costs and expenses
Cost of revenue	1,331,985	1,585,018	2,352,597	3,504,050
Selling, general and administrative	1,538,824	1,780,649	2,829,427	3,840,423
Depreciation and amortization	1,200,085	1,170,204	2,434,510	2,318,701

Total operating expenses	4,070,894	4,535,871	7,616,534	9,663,174

Operating loss	(2,956,425)	(1,654,499)	(5,057,439)	(2,707,184)

Other income (expense)
Interest income	77,952	73,293	156,319	146,569
Interest expense	(334,819)	(467,252)	(698,288)	(1,027,680)
Other income	52,225	57,026	108,951	129,085
Gain (loss) on sale of assets	104,599	(27,666)	191,450	(82,886)

Total other expense	(100,043)	(364,599)	(241,568)	(834,912)

Loss before income taxes	(3,056,468)	(2,019,098)	(5,299,007)	(3,542,096)
Income tax expense (benefit)	-	216,599	-	(263,313)

Net loss	$(3,056,468)	$(2,235,697)	$(5,299,007)	$(3,278,783)

Basic (loss) earnings per common share	$(0.18)	$(0.13)	$(0.30)	$(0.19)
Basic weighted average common shares outstanding	17,464,443	17,291,646	17,462,024	17,291,646
Diluted (loss) earnings per common share	$(0.18)	$(0.13)	$(0.30)	$(0.19)
Diluted weighted average common shares outstanding	17,464,443	17,291,646	17,462,024	17,291,646

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Superior Drilling Products, Inc. Reports Second Quarter 2016 Results
August 12, 2016

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets
(unaudited)

	June 30, 2016	December 31, 2015

ASSETS
Current assets
Cash	$211,917	$1,297,002
Accounts receivable	473,799	1,861,002
Prepaid expenses	81,245	179,450
Inventory	1,280,507	1,410,794
Other current assets	184,486	-
Total current assets	2,231,954	4,748,248
Property, plant and equipment, net	13,430,075	14,655,502
Intangible assets, net	9,802,778	11,026,111
Note receivable	8,296,717	8,296,717
Other assets	17,554	28,321
Total assets	$33,779,078	$38,754,899
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$776,662	$638,593
Accrued expenses	806,388	809,765
Line of Credit, net	241,876	-
Income tax payable	2,000	2,000
Current portion of capital lease obligation	350,133	332,185
Current portion of related party debt obligation	781,921	555,393
Current portion of long-term debt, net	5,230,270	2,636,241
Total current liabilities	8,189,250	4,974,177
Other long term liability	880,032	880,032
Capital lease obligation, less current portion	94,739	246,090
Related party debt, less current portion	-	271,190
Long-term debt, less current portion, net	13,362,568	16,208,699
Total liabilities	22,526,589	22,580,188
Commitments and contingencies (Note 6)
Stockholders' equity
Common stock - $0.001 par value; 100,000,000 shares authorized; 17,466,275 and 17,459,605 shares issued and outstanding, respectively	17,466	17,460
Additional paid-in-capital	31,756,300	31,379,520
Retained deficit	(20,521,277)	(15,222,269)
Total stockholders' equity	11,252,489	16,174,711
Total liabilities and stockholders' equity	$33,779,078	$38,754,899

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Superior Drilling Products, Inc. Reports Second Quarter 2016 Results
August 12, 2016

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 30,
	2016	2015

Cash Flows From Operating Activities
Net loss	$(5,299,007)	$(3,278,783
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	2,446,967	2,318,701
Amortization of debt discount	69,768	411,969
Deferred tax benefit	-	(264,313)
Share – based compensation expense	376,785	105,155
Gain on disposition of assets	22,652	82,886
Changes in operating assets and liabilities:
Accounts receivable	1,387,203	2,274,470
Inventory	130,287	(259,416)
Prepaid expenses and other current assets	(86,281)	(146,677)
Other assets	(62,466)	68,069
Accounts payable and accrued expenses	134,691	(889,780)

Net Cash (Used in) Provided by Operating Activities	(879,401)	422,281

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(171,609)	(558,355)
Sale of property, plant and equipment	150,750	-
Net Cash Used in Investing Activities	(20,859)	(558,355)

Cash Flows From Financing Activities
Principal payments on debt	(1,023,806)	(2,816,469)
Principal payments on related party debt	(44,662)	(241,471)
Principal payments on capital lease obligations	(133,403)	(142,266)
Proceeds received from long-term debt	1,000,000	-
Proceeds from sale of subsidiary	50,700	-
Proceeds from payments on note receivable	22,533	-
Debt issuance costs	(56,188)	-
Net Cash Used by Financing Activities	(184,826)	(3,200,206)

Net decrease in Cash	(1,085,086)	(3,336,280)
Cash at Beginning of Period	1,297,002	5,792,388
Cash at End of Period	$211,916	$2,456,108
Supplemental information:
Cash paid for Interest	$219,669	$484,535

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Superior Drilling Products, Inc. Reports Second Quarter 2016 Results
August 12, 2016

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
	June 30, 2016	March 16, 2016	June 30, 2015

GAAP net loss	$(3,056,468)	$(2,242,540)	$(2,235,697)
Add back:
Depreciation and amortization	1,200,085	1,234,424	1,170,204
Asset impairment	362,000	-	-
Interest expense, net	256,867	285,100	393,959
Share-based compensation	119,476	257,309	52,578
(Gain) loss on sale of assets	(104,599)	(86,852)	27,666
Functional Drill-N-Ream sales	72,000	-	-
Income tax benefit	-	-	216,599

Non-GAAP adjusted EBITDA(1)	$(1,150,639)	$(552,559)	$(374,691)

	Six Months Ended
	June 30, 2016	June 30, 2015

GAAP net loss	$(5,299,007)	$(3,278,783)
Add back:
Depreciation and amortization	2,434,510	2,318,701
Interest expense, net	541,969	881,111
Share-based compensation	376,785	105,155
Asset impairment	362,000	-
(Gain) loss on sale of assets	(191,450)	82,886
Functional Drill-N-Ream sales	72,000	-
Income tax benefit	-	(263,313)

Non-GAAP Adjusted EBITDA(1)	$(1,703,193)	$(154,243)

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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Superior Drilling Products, Inc. Reports Second Quarter 2016 Results
August 12, 2016

Superior Drilling Products, Inc.

GAAP Net Loss to Non-GAAP Adjusted Net Loss Reconciliation
(unaudited)

	Three Months Ended
	June 30, 2016		March 31, 2016		June 30, 2015
	$	per diluted share	$	per diluted share	$	per diluted share
GAAP net loss	$(3,056,468)	$(0.18)	$(2,242,540)	$(0.13)	$(2,235,697)	$(0.13)
Add back:
Intangible amortization	611,667	0.04	611,667	0.04	617,536	0.04
Asset impairment	362,000	0.02	-	-	-
(Gain) loss on sale of assets	(104,599)	(0.01)	(86,852)	(0.01)	27,666	-
Functional Drill-N-Ream sales	72,000	0.01	-	-	-	-

Non-GAAP adjusted net loss	$(2,115,400)	$(0.12)	$(1,717,725)	$(0.10)	$(1,590,495)	$(0.09)

	Six Months Ended
	June 30, 2016		June 30, 2015
	$	per diluted share	$	per diluted share
GAAP net loss	$(5,299,007)	$(0.30)	$(3,278,783)	$(0.19)
Add back:
Intangible amortization	1,223,333	0.07	1,223,333	0.07
Asset impairment	362,000	0.02	-	-
(Gain) loss on sale of assets	(119,450)	(0.01)	82,886	0.01
Functional Drill-N-Ream sales	72,000	0.01	-	-

Non-GAAP adjusted net loss	$(3,833,124)	$(0.22)	$(1,972,564)	$(0.11)

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